Structured Investments Opportunities in U.S. Equities

Free Writing Prospectus

Registration Statement No. 333-277211

August 13, 2026

Filed Pursuant to Rule 433

(To Prospectus dated February 21, 2024,

Prospectus Supplement dated February 21, 2024 and

Stock-Linked Underlying Supplement dated February 21, 2024)

Contingent Income Auto-Callable Securities due August 24, 2029

Based on the Performance of the Common Stock of Verizon Communications Inc.

Principal at Risk Securities

This document provides a summary of the terms of the Contingent Income Auto-Callable Securities, which we refer to as the securities. Investors must carefully review the accompanying free writing prospectus referenced below, prospectus, prospectus supplement and Stock-Linked Underlying Supplement, and the “Risk Considerations” on the following page, prior to making an investment decision.

INDICATIVE TERMS
Issuer:	HSBC USA Inc. (“HSBC”)
Maturity date:	August 24, 2029
Underlying shares:	The common stock of Verizon Communications Inc. (Bloomberg symbol: VZ UN). For more information about the underlying shares, including historical performance information, see the accompanying free writing prospectus.
Early redemption:	If, on any of the first 11 determination dates, the determination closing price of the underlying shares is greater than or equal to the initial share price, the securities will be automatically redeemed for an early redemption payment on the third business day following the related determination date. No further payments will be made on the securities once they have been redeemed.
Early redemption payment:	The early redemption payment will be an amount equal to (i) the stated principal amount plus (ii) the contingent quarterly payment with respect to the related determination date.
Determination closing price:	The official closing price of the underlying shares on any determination date other than the final determination date, as determined by the calculation agent, and as adjusted by the calculation agent as described under “Additional Terms of the Notes—Antidilution and Reorganization Adjustments” in the accompanying Stock-Linked Underlying Supplement.
Contingent quarterly payment:

•     If, on any determination date, the determination closing price or the final share price, as applicable, is greater than or equal to the downside threshold level, we will pay a contingent quarterly payment at an annual rate of at least 10.30% of the stated principal amount per security (corresponding to $25.75 (or at least 2.575%) per quarter per security) on the related contingent payment date. The actual contingent quarterly payment will be determined on the pricing date.

•     If, on any determination date, the determination closing price or the final share price, as applicable, is less than the downside threshold level, no contingent quarterly payment will be made with respect to that determination date.

Determination dates:	November 23, 2026, February 22, 2027, May 21, 2027, August 23, 2027, November 22, 2027, February 22, 2028, May 22, 2028, August 21, 2028, November 21, 2028, February 21, 2029, May 21, 2029 and August 21, 2029 (the “final determination date”), each subject to adjustment as described in “Additional Terms of the Notes—Valuation Dates” in the accompanying Stock-Linked Underlying Supplement.
Contingent payment dates:	With respect to each determination date other than the final determination date, the third business day after the related determination date. The payment of the contingent quarterly payment, if any, with respect to the final determination date will be made on the maturity date.

Payment at maturity:	•	If the final share price is greater than or equal to the downside threshold level:	(i) the stated principal amount plus (ii) the contingent quarterly payment with respect to the final determination date
	•	If the final share price is less than the downside threshold level:

(i) the stated principal amount multiplied by (ii) the share performance factor

In this case, the payment at maturity will be less than 65.00% of the stated principal amount of the securities and could be zero.

Share performance factor:	Final share price / Initial share price
Downside threshold level:	65.00% of the initial share price
Initial share price:	The official closing price of the underlying shares on the pricing date, as determined by the calculation agent.
Final share price:	The official closing price of the underlying shares on the final determination date, as determined by the calculation agent.
Principal amount:	$1,000 per security
Issue price:	$1,000 per security
Pricing date:	August 21, 2026
Trade date:	August 21, 2026
Original issue date:	August 26, 2026 (3 business days after the trade date)
Estimated initial value:	The estimated initial value of the securities on the trade date is expected to be between $925.00 and $975.00 per security, which will be less than the price to public. The market value of the securities at any time will reflect many factors and cannot be predicted with accuracy. See “Risk Factors” in the accompanying free writing prospectus.
CUSIP / ISIN:	40447LAP5 / US40447LAP58
Free writing prospectus:	https://www.sec.gov/Archives/edgar/data/83246/000110465926095730/tm0dps_fwp.htm

The pricing date, trade date, original issue date and the other dates set forth above are subject to change, and will be set forth in the pricing supplement relating to the securities.

Risk Considerations

It is important for you to understand that this offering summary does not contain all of the material information an investor should consider before investing in the securities, including a more complete description of the risks relating to the securities. This offering summary is not for distribution in isolation and must be read together with the accompanying free writing prospectus.

Risks Relating to the Structure or Features of the Securities

•	You may lose your entire initial investment.

•	You will not receive any contingent quarterly payment for any quarterly period where the determination closing price or the final share price, as applicable, is less than the downside threshold level on the related determination date.

•	Your return on the securities is limited to the principal amount plus any contingent quarterly payments, regardless of any appreciation in the value of the underlying shares.

•	The securities may be called prior to the maturity date.

•	The amounts payable on the securities are not linked to the price of the underlying shares at any time other than on the determination dates, including the final determination date.

•	Higher contingent quarterly payments or lower downside threshold levels are generally associated with underlying shares with greater expected volatility and therefore can indicate a greater risk of loss.

Risks Relating to the Underlying Shares

•	Single stock risk.

•	No affiliation with Verizon Communications Inc.

General Risk Factors

•	Credit risk of HSBC USA Inc.

•	The estimated initial value of the securities, which will be determined by us on the pricing date, is expected to be less than the price to public and may differ from the market value of the securities in the secondary market, if any.

•	The price of your securities in the secondary market, if any, immediately after the pricing date is expected to be less than the price to public.

•	If HSBC Securities (USA) Inc. were to repurchase your securities immediately after the original issue date, the price you receive may be higher than the estimated initial value of the securities.

•	Hedging and trading activity by our affiliates could adversely affect the value of the securities.

•	The calculation agent, which is HSBC USA Inc. or one of its affiliates, will make determinations with respect to the securities.

•	As a holder of the securities, you will not have any ownership interest or rights in the underlying shares.

•	There is limited anti-dilution protection.

•	In some circumstances, the payment you receive on the securities may be based on the shares of another company and not Verizon Communications Inc.

•	The securities are not insured by any governmental agency of the United States or any other jurisdiction.

•	The market price will be influenced by many unpredictable factors.

•	The securities will not be listed on any securities exchange and secondary trading may be limited.

•	The U.S. federal income tax consequences of an investment in the securities are uncertain.

Tax Considerations

You should review carefully the discussion in the accompanying free writing prospectus under the caption “Additional Information About the securities —Tax considerations” concerning the U.S. federal income tax consequences of an investment in the securities, and you should consult your tax adviser.

If there is any inconsistency between any terms herein and the free writing prospectus relating to the securities, the free writing prospectus shall prevail. The issuer has filed a registration statement (including a prospectus, prospectus supplement and Stock-Linked Underlying Supplement) with the Securities and Exchange Commission (“SEC”) for the offering to which this preliminary free writing prospectus relates. Before you invest, you should read the free writing prospectus relating to the offering, and also the prospectus, prospectus supplement and Stock-Linked Underlying Supplement in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC’s web site at https://www.sec.gov/edgar/search/. Alternatively, HSBC Securities (USA) Inc. or any dealer participating in this offering will arrange to send you the free writing prospectus, prospectus, prospectus supplement and Stock-Linked Underlying Supplement if you request them by calling (212) 525-8010.